UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

BRAZE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following communication was posted on LinkedIn by Braze, Inc. (the “Company”) on October 20, 2026:

Exciting news today: Braze has signed a definitive agreement to be acquired by Salesforce.

Braze was built on the conviction that marketers and their creativity are a brand’s ultimate competitive advantage. This past year we shipped at the fastest pace in our history, and BrazeAI(™) is helping marketers get their best ideas live faster. Today, we’re taking the next step on our journey.

Salesforce shares our commitment to marketers, and we’ll continue building as Braze and investing in the Braze community of creative and ambitious customers and partners who built this company with us. Together we’ll help marketers around the world build deeper, more lasting relationships with their customers.

We’re deeply grateful for all the people who have made today possible, in particular our committed and passionate team members and our community of customers and partners. We’re proud of where we are today, but even more so focused and energized by where we’re going next.

Please see here for more information: https://www.braze.com/press-releases/salesforce-signs-definitive-agreement-to-acquire-braze

The following communication was posted on Instagram by the Company on October 20, 2026:

Braze was built on the conviction that marketers and their creativity are a brand’s ultimate competitive advantage. This past year we shipped at the fastest pace in our history, and BrazeAI is helping marketers get their best ideas live faster. Today, we’re taking the next step on our journey. Salesforce shares our commitment to marketers, and we’ll continue building as Braze and investing in the Braze community of customers, partners and team members who built this company with us. Salesforce’s platform will help us innovate faster and together we’ll help marketers around the world build deeper, more lasting relationships with their customers.

Head to our bio for more information:  https://www.braze.com/press-releases/salesforce-signs-definitive-agreement-to-acquire-braze

The following communication was posted on X by the Company on October 20, 2026:

Braze is taking the next step on our journey to transform customer engagement by agreeing to be acquired by Salesforce. We’re excited to join forces to help marketers around the world build deeper relationships with their customers. See here for more information: https://www.braze.com/press-releases/salesforce-signs-definitive-agreement-to-acquire-braze

The following communication was posted on LinkedIn by Bill Magnuson, Chairman, Chief Executive Officer, President, and Cofounder of the Company on October 20, 2026:

Today we announced that Braze has signed a definitive agreement to be acquired by Salesforce. It's a big moment for everyone who has been part of the Braze story, including the employees, marketers and partners who have been by our side since the beginning.

Fifteen years ago, @Jon Hyman and I started Braze as builders with conviction in mobile and the strength of customer relationships. As we've led the frontier of Customer Engagement, we've seen time and again that marketers and their creativity are a brand's ultimate competitive advantage. Today more than 2,700 brands run on Braze, and the marketers behind them are some of the most ambitious and creative people I know. They push us every day. This past year we shipped at the fastest pace in our history, and BrazeAI is helping them get their best ideas live faster.

Alongside us, the entire industry of software is changing faster than at any point in history, with AI pushing every part of it forward. Customer engagement keeps expanding along with it, drawing in more teams and commanding increased strategic importance inside every business. Once the transaction closes, Salesforce's technology, reach, and partner ecosystem will help us bring more of our vision to market sooner, and we'll welcome more brands than ever into the Braze community.

To our customers: Salesforce shares our commitment to marketers, Braze will continue building as Braze, and I will remain as the CEO of Braze. The platform you build on and the community you're part of stay at the center of everything we do. We remain committed to an open, composable approach, so you can keep building on the data, tools, and partners you rely on today.

Thank you to the Braze team for everything you've done to get us here, and to our customers and partners for building this with us. I'm so glad to be on this journey with all of you and excited for what comes next!

Please see here for more information:  https://www.braze.com/press-releases/salesforce-signs-definitive-agreement-to-acquire-braze

The above LinkedIn communication by the Company’s Chief Executive Officer was reposted on LinkedIn with further comments by Jon Hyman, Cofounder and Chief Technology Officer of the Company on October 20, 2026:

Today, Braze agreed to join Salesforce. It's the next chapter in a company Bill and I started more than 15 years ago, and I've never been more excited about what's ahead.

Bill and I started Braze with a simple conviction: marketers and their creativity are a brand's ultimate competitive advantage. Together, we wrote the foundational lines of code, signed our first customers one at a time and slowly built a team that believed in that idea as much as we did. Building this company alongside Bill has been the privilege of my career.

That team now powers customer experiences for many of the world's leading brands. Across our customers, Braze engages 9 billion monthly active users, and last year our platform sent about 4.5 trillion messages and other actions to consumers. Every new customer partnership still gets me fired up.

From day one, Bill and I have measured Braze by the quality of service and the performance we deliver to our customers. We are committed to keeping it that way!

Thank you to our employees and partners for everything you've done for our customers and for Braze. We have a lot more to build.

Please see here for more information:  https://www.braze.com/press-releases/salesforce-signs-definitive-agreement-to-acquire-braze

The above LinkedIn communication by the Company’s Chief Executive Officer was reposted on LinkedIn with further comments by Astha Malik, Chief Business Officer of the Company, Pearce Dolan, Chief Product Officer of the Company and Ed McDonnell, Chief Revenue Officer of the Company on October 20, 2026:

Today, Braze announced an exciting step forward in our work to transform customer engagement. I'm proud to be part of this team and excited about our future as part of Salesforce.

The following email was sent by the Company to all Company employees on October 20, 2026:

Subject: Important News About Braze’s Next Chapter

Hey everyone-

Today we announced that Braze has signed a definitive agreement to be acquired by Salesforce. It's a big moment for all of us, so I'm writing to share the thinking behind it and why I'm so excited about what comes next. We'll go deeper on all of it at our All Hands, both today and tomorrow, so our teams in every time zone can hear from me live.

Before I continue, please know that until the transaction closes, there are strict legal limits on what Braze and Braze employees can say publicly. Please don't post about or respond to any transaction-related content on your personal social media accounts. If you receive inquiries from media or investors, please don’t respond, and forward to Steve Ballerini or Chris Ferris respectively. Similarly, please do not engage with Salesforce employees to discuss the announcement.

Fifteen years ago we started Braze as a small group of builders with conviction in mobile and the importance of respectfully investing in customer relationships. We set out to transform customer engagement, and we've done that and more. Together we built a company centered on trust, curiosity, and always putting the customer first. In the process, we proved that a marketer's ability to generate breakthrough ideas and experiences is a company's greatest growth lever. We've innovated relentlessly and rapidly to put Braze at the frontier of AI-driven customer engagement, and that builder spirit still runs through every team here. Through all of it, we've lived our values, being human with each other and making sure everyone has a seat at the table. That turned a team into a community, and we've had a lot of fun along the way.

We got here because of what you built: the platform, the customer relationships, the community, and the culture behind all of it. Every one of you had a hand in building Braze to this moment, and I want to personally thank each of you.

The impact we've had is beyond what I could have imagined when we started, and I'm energized by how much further we can go. Software is changing faster than at any point in history, with AI pushing every part of it forward. Customer engagement keeps expanding along with it. More teams contribute to it, and it carries more strategic weight inside every business we serve. Once the transaction closes, joining Salesforce will empower us to grow our collective customer base and partner community at a whole new scale, bringing the Braze Platform and BrazeAI to many more brands around the world. Coming together will be a springboard into an accelerating, expanding vision for customer engagement and Braze.

Salesforce needs little introduction. They pioneered the SaaS model and continue to champion it in a rapidly changing world. They have a long track record of recognizing dynamic, innovative companies and becoming a great home for them, balancing support and advocacy with a highly thoughtful, collaborative approach to integration. Salesforce has deep respect for our people and appreciates the momentum of our business and the many ways we're putting BrazeAI to work for the world's most innovative brands.

Salesforce shares our commitment to marketers, and Braze will continue building as Braze. Our vision, our community, and our commitment to the customer stay with it. So do the builder spirit that got us here and the way we show up for each other. After close, we'll have a stronger ability to take bigger swings and deliver more for the people we serve. For our team, that opens up more interesting problems to solve, and new ways to grow with access to a much larger organization. I'll continue to lead Braze as CEO after the transaction closes, and I'm honored to take this step forward with all of you.

Nothing changes today. This announcement is the first step in a longer process to complete the transaction. We expect it to close in Salesforce’s and Braze’s fiscal year 2028 (beginning February 1, 2027), subject to customary closing conditions, including approval of Braze shareholders and receipt of required regulatory approvals. Until then, Braze and Salesforce remain two separate companies, and it's business as usual for all of us. That means the FY'27 Braze Blueprint for Success stays intact and remains our priority. Our priorities and OKRs stay the same, and with the momentum coming out of Forge, there's lots to be done.

Please join me at one of the special All Hands meetings we're holding to talk about this announcement: today at 10:00 AM ET or 3:00 PM ET, or tomorrow at 7:00 AM ET. Included below is an FAQ with answers to the questions we know are top of mind. You can submit questions on anything it doesn't cover through this Google Form. Tomorrow you’ll also receive an email from Patrick Stokes, President, Applications & Marketing at Salesforce, and we’ll host a fireside chat with Salesforce leaders on Friday, October 23 - watch for an invitation with details. We won't have every answer today, but we're committed to transparent communication through this process.

Thank you for everything you've done to get us here, and for everything still ahead. And, a special thank you to the team who worked tirelessly to complete due diligence.

I've always been proud to work as part of the vibrant global Braze employee community, and each one of you should take this news for the incredible recognition that it represents. We've led our industry and we've made a massive impact on our interconnected communities. Now we look ahead to our next chapter, where we'll combine our ability to lead at the frontier with the scale and platform of our new home. It's going to be fun and I'm excited to build this next chapter with all of you.

Cheers,

Bill

FAQs

1.	What does this transaction mean for employees?

•	This transaction is a testament to the strength of our team and the momentum we have built. There is much to be proud of, and much to be excited about.

•	Following the close of the transaction, we’ll continue building as Braze and investing in the Braze community of creative and ambitious customers and partners who built this company with us. Salesforce’s platform will help us innovate faster and together we’ll help marketers around the world build deeper, more lasting relationships with their customers.

•	Until the transaction is completed, Salesforce and Braze remain two separate, independent companies. This means that nothing changes today. Your role, your team, and your day-to-day stay the same, and the work you’re doing matters as much as ever. The most important thing we can all do is stay focused on delivering for our customers so we can continue the strong momentum that is underway.

•	The transaction is estimated to close in Salesforce’s and Braze’s fiscal year 2028 (beginning February 1, 2027), subject to customary closing conditions, including approval of Braze shareholders and receipt of required regulatory approvals.

2.       Who is Salesforce? Why is Salesforce the right home for Braze?

•	Salesforce helps organizations of any size become agentic enterprises, integrating humans, agents, apps, and data on a trusted, unified platform to unlock unprecedented growth and innovation.

•	Together we can innovate faster and help marketers around the world build deeper, more lasting relationships with their customers. Following close, our real-time engagement and AI decisioning capabilities are expected to complement all four layers of Salesforce’s architecture — Data 360, Customer 360, Agentforce, and SIForce.

•	Salesforce and Braze share a commitment to an open, composable approach that gives customers flexibility across the data, tools, and partners they rely on.

3.       Will Salesforce maintain Braze’s brand and products?

•	Following the close of the transaction, Braze will continue building as Braze with our real-time engagement and AI decisioning capabilities expected to complement all four layers of Salesforce’s architecture — Data 360, Customer 360, Agentforce, and SIForce.

4.       How does our culture compare to Salesforce’s? How will this transaction impact Braze’s culture and values?

•	Salesforce shares our belief that the strongest companies are built around people, customers, communities and each other. See more about Salesforce’s culture & values here.

•	There is already strong alignment between our values, including a shared commitment to putting people and customers first, fostering innovation and creating a positive impact. Salesforce has a long and established track record of recognizing dynamic, innovative companies and becoming a great home for them.

5.       Why am I just learning about this now?

•	We understand that receiving this information may be surprising.

•	Because of strict confidentiality requirements around the transaction, we were not able to share this information earlier.

•	However, we are thrilled to be able to share this update now and are committed to keeping you informed as openly and regularly as we can.

6.       What will the integration process look like?

•	A collaborative team from both companies will begin planning how integration will work over the next several months. Actual integration will not begin until the transaction closes.

•	We do not have every answer at this stage, which is completely normal. As decisions are made, we will share them at the earliest possible moment.

7.       How will this announcement affect my day-to-day responsibilities? Will my reporting structure change?

•	Nothing changes today.

•	Until the transaction is completed, estimated in Braze’s and Salesforce’s fiscal year 2028 (beginning February 1, 2027), Braze and Salesforce will continue to operate as separate, independent companies.

•	The work you’re doing matters as much as ever, and it’s important to stay focused on delivering for our customers so we can continue our strong momentum.

8.       What happens to Salesforce Marketing Cloud?

•	Following the close of the transaction, Braze’s real-time engagement and AI decisioning capabilities are expected to complement all four layers of Salesforce’s architecture — Data 360, Customer 360, Agentforce, and SIForce.

•	We will share additional updates regarding how the platforms may work together following close.

9.       What does this mean for my equity?

•	Until closing nothing changes. Your RSUs continue to vest on their current schedules. Shares you own are yours to hold or sell, subject to our Insider Trading Policy and trading windows (see next question).

•	At closing, under the merger agreement:

o	Braze shares you own will be converted into the right to receive $47.50 in cash per share, without interest.

o	Unvested RSUs and PSUs will generally be converted into Salesforce RSUs. The number of converted Salesforce RSUs will be determined using a conversion ratio set out in the merger agreement (with PSUs converting based on at least target performance for any performance period that has not been completed prior to the date of closing). Your converted RSUs otherwise keep the same vesting schedule and other terms.

o	Stock options will be cancelled in exchange for a cash payment equal to the difference between $47.50 and the exercise price for each share, less applicable taxes.

o	Employees outside the U.S.: In some countries, Salesforce may convert unvested RSUs and PSUs into cash-based awards with the same vesting schedule, or pay them out in cash at closing. We will tell affected employees what applies to them closer to closing.

•	More detail will be in the proxy statement we file with the SEC and in individual communications before closing.

10.       Are there any restrictions on trading Braze or Salesforce stock?

•	Yes. Our Insider Trading Policy still applies, including quarterly blackout periods and pre-clearance for those subject to it.

•	The trading window closed on October 15, 2026. We expect the next window to open on the third trading day after we file our quarterly report for the third quarter of fiscal 2027. We will confirm the date.

•	Salesforce securities: Do not buy or sell Salesforce stock, options or other securities while you are aware of material nonpublic information about Salesforce or the transaction, and do not share that information with others or recommend that they trade.

•	Existing Rule 10b5-1 trading plans continue under their terms. Adopting or changing a plan remains subject to the policy.

•	We can’t give investment or tax advice. Whether to hold or sell shares you’re allowed to sell is your decision. You may want to talk to your own advisor.

11.       What can I post on social media about this announcement?

•	While we understand there will be a lot of excitement and buzz about this news and you might be eager to share it, until the transaction closes we are legally limited in how we can engage online. Below is the guidance to follow over the coming months and until the transaction closes:

o	Do NOT re-post content, post original content or additional commentary about this on social media or in any other forum.

o	Do NOT like, comment on, re-post, retweet or share media reports, news or other third-party commentary about the transaction.

o	Do NOT engage or respond on social media if there are questions or feedback from community members, partners or customers.

12.       Will I be moving, or will we keep our office?

•	For now, nothing changes. Any decisions about office footprint are part of integration planning and will be communicated in advance.

13.       How will this affect our operating plans as a company?

•	The FY'27 Braze Blueprint for Success and our annual operating planning continue as planned.

•	Until the transaction closes, which we expect in Braze’s and Salesforce’s fiscal year 2028 (beginning February 1, 2027), Braze and Salesforce remain separate, independent companies, and we run our business the way we always have.

•	That includes our annual operating plan. Build your plans around our customers, our roadmap and the goals we've set for Braze, working with your team and department leadership.

14.       When do we get to meet leaders from Salesforce?

•	A Fireside Chat with Salesforce leadership session is planned for Friday, October 23, both virtual and in person from our New York City office. Watch for an invitation with details.

15.       Should I update my LinkedIn or other public profiles?

•	No. Until the transaction closes, Braze and Salesforce remain separate companies. As such, do not make any changes to your LinkedIn or any other public profiles at this time.

16.       What should I tell customers who ask me about the transaction?

•	For now, nothing changes. We remain committed to delivering the most innovative products to our customers.

•	Braze and Salesforce remain two separate and independent companies and will operate business as usual. Once the transaction closes, we will share more information.

•	Please encourage your customers to review the press release. If there are any further questions, do not make any comments or respond directly. Please escalate to your respective leader.

17.       What should I do if I am contacted by media, partners or other stakeholders about the transaction?

•	Do not respond.

•	If you receive any inquiries from the media, please forward them to Steve Ballerini.

•	If you receive any investor inquiries, please send them to Chris Ferris.

•	If you receive any inquiries from customers, please send them to Teresa Rodriguez.

•	If a partner has questions about the transaction, please direct them to Julia Fare.

18.       What should I do if someone from Salesforce reaches out to me? Can I reach out to someone at Salesforce?

•	If a Salesforce employee contacts you, please let them know that you can’t discuss the transaction or what it may mean for either company.

•	Until close, all contact with Salesforce goes through the integration-planning channels.

•	You should not reach out to Salesforce employees to discuss the transaction. The transaction has not closed and we remain two separate and independent companies until the close of the transaction. Please continue to operate business as usual until the deal is closed.

19.       When will we receive updates? What if I have additional questions?

•	While we may not have all the answers today, we are committed to transparent communication as we move through this process, and we will keep you informed as we have updates to share.

•	If you have questions, please submit them through this form. While we won’t always be able to reply to each one individually or answer every question right away, we’ll share updates and address common themes as we’re able.

20.       Will Braze still have an Annual Cycle inclusive of promotions?

•	Yes, we will be conducting our annual performance, compensation and promotion cycles as planned.

21.       Will Braze employees still be going through Open Enrollment?

•	Yes, we will still be going through Open Enrollment as planned.

The following email was sent by the Company to all Company employee candidates on October 20, 2026:

Subject: An update from Braze

Hi [Candidate First Name],

Thank you for the time and energy you've invested in getting to know Braze. Because you're in the middle of our interview process, I wanted you to hear this directly from us: Braze has entered into an agreement to be acquired by Salesforce.

This announcement is the first step in a longer process. Until the transaction closes, which we expect to occur in Braze’s and Salesforce’s fiscal year 2028 (beginning February 1, 2027), Braze and Salesforce remain two separate companies, and it is business as usual. That includes our hiring process. Your interviews will continue as scheduled, and your recruiter remains your main point of contact.

You can read the full announcement here.

We know news like this can raise questions. Please reach out to [Recruiter Name] at [email] with anything on your mind. We'll be as open as we can and will share more as we're able.

We're excited about what's ahead, and we're glad you're considering being part of it.

Best,

Lauren Tannehill

VP of Talent Acquisition & People Operations, Braze

The following email was sent by the Company to all signed new hires of the Company on October 20, 2026:

Subject: An update from Braze

Hi [New Hire First Name],

We're counting down to your start on [Start Date], and I want you to hear it from us directly: Braze has signed a definitive agreement to be acquired by Salesforce.

This announcement is the first step in a longer process. Until the transaction closes, which we expect to occur in Braze’s and Salesforce’s fiscal year 2028 (beginning February 1, 2027), Braze and Salesforce remain two separate companies, and it is business as usual. Your onboarding is proceeding as planned, and your team is looking forward to welcoming you.

You can read the full announcement here.

Please don’t hesitate to reply to this note or call me at XXX with any questions you may have and we'll keep you updated as we're able to share more.

We chose you because of what you'll bring to Braze, and we can't wait to have you on the team.

Warmly,

Recruiter Name and Hiring Manager Name

The following email was sent by the Company to all Company customers on October 20, 2026:

Subject: Important News About Braze’s Next Chapter

Dear [Customer name],

Today we announced that Braze has signed a definitive agreement to be acquired by Salesforce. I wanted you to hear it from me, along with what it means for you.

Braze was founded on the conviction that marketers and their creativity are a brand's ultimate competitive advantage. For fifteen years, you've proven it. This community includes the most ambitious and creative marketers in the world, and every idea you've taken live has pushed us to make Braze better. We know we can do even more with you and for you, and that belief is why we're taking this step.

What stays the same

Braze will continue to build as Braze. After Salesforce’s acquisition closes, I will continue to be CEO of Braze. We'll keep championing you, building alongside you, and shipping at the pace you've come to expect. You'll keep hearing straight from us about what's coming. The community we built together stays at the heart of Braze.

Fitting the technology you choose is also core to who we are. Salesforce shares our commitment to an open, composable approach that gives you flexibility across the data, tools, and partners you rely on. We're focused on supporting the architecture you've chosen and on meeting your team in the AI tools it already uses.

What gets better

Led by marketing teams like yours, customer engagement has become more impactful and more strategic for every business, and AI innovation continues at a relentless pace. The work you do with Braze every day is at the heart of that shift. Salesforce has a long history of building for marketers, and I'm confident it will be a great home for Braze.

After close, we're excited to explore how Braze’s real-time engagement and AI decisioning capabilities will complement all four layers of Salesforce’s architecture — Data 360, Customer 360, Agentforce, and SIForce. These are possibilities, and no decisions have been made yet, but we're excited about an accelerated and expanded future for our product vision delivered to a rapidly scaling global Braze community.

Who we build for doesn't change. You've always come first at Braze, and you always will. I can't wait to see what you'll do with what comes next.

What happens next

We expect the transaction to close in Braze’s and Salesforce’s fiscal year 2028 (beginning February 1, 2027), subject to customary closing conditions, including approval of Braze shareholders and receipt of required regulatory approvals. Until then, Braze and Salesforce are separate, independent companies, and nothing changes in how we serve you:

•	Your existing contract continues as is.

•	Your account team stays the same.

•	The reliability of the Braze platform and the service you expect from our team remain our top priority.

Some questions don't have answers yet. As they do, you'll hear them from us directly. Your account team is here for anything you need along the way.

Thank you for your trust and partnership. You've shaped every version of Braze, and you'll shape what we build next.

-Bill

The following email was sent by the Company to the Company’s partners on October 20, 2026:

Subject: Important Update on Braze For Our Partners

Hi [NAME],

Today we announced that Braze has signed a definitive agreement to be acquired by Salesforce. You've played an important part in getting us here, and I wanted to reach out personally to say thank you.

Fifteen years ago, Braze set out to transform customer engagement with the conviction that marketers and their creativity are a brand's ultimate competitive advantage. Today more than 2,700 brands rely on Braze to build lasting customer loyalty, and you've helped make that possible at every step. We know we can do even more, and faster, and that belief is why we're taking this step.

What's ahead

Salesforce has a long history of building for marketers. After close, we expect its scale, reach, and technology to help us expand what the Braze platform can do, advance BrazeAI faster, and welcome more brands than ever into the Braze community. A bigger Braze community means more brands looking for partners like you to help them get the most from it.

What stays the same

Braze will continue building as Braze. After Salesforce’s acquisition closes, I will continue as CEO of Braze. Salesforce and Braze share a commitment to an open, composable approach that gives customers flexibility across the data, tools, and partners they rely on. Our partner ecosystem is a big part of that flexibility, and it remains central to how Braze serves customers.

What happens next

We expect the transaction to close in Braze’s and Salesforce’s fiscal year 2028 (beginning February 1, 2027), subject to customary closing conditions, including approval of Braze shareholders and receipt of required regulatory approvals. Until then, Braze and Salesforce remain separate, independent companies, and nothing changes in how we work together. Your Braze contacts stay the same, and current agreements continue in the normal course. We'll keep you informed as we move toward close.

Thank you for your partnership. We couldn't have built Braze without you, and we're excited about what we'll build together next.

-Bill

The following email was sent by the Company to industry analysts on October 20, 2026:

Subject: Braze to Be Acquired by Salesforce

Hi [NAME],

Today, Braze announced that we have signed a definitive agreement to be acquired by Salesforce.

Fifteen years ago, Braze set out to transform customer engagement with the conviction that marketers and their creativity are a brand's ultimate competitive advantage. Today more than 2,700 brands rely on Braze to build lasting customer loyalty. This past year we shipped at the fastest pace in our history, and BrazeAI(™) is helping marketers get their best ideas live faster. We know we can do even more, and faster, and that belief is why we're taking this step.

Salesforce has a long history of building for marketers. After close, salesforce’s capabilities will help us expand what the Braze platform can do, advance BrazeAI faster, and welcome more brands than ever into the Braze community. Braze will continue to be led by Bill Magnuson as CEO, and we’ll continue building as Braze and investing in the community of creative and ambitious customers and partners who built this company with us. Together we’ll help marketers around the world build deeper, more lasting relationships with their customers.

After close, we're excited to explore how Braze’s real-time engagement and AI decisioning capabilities will complement all four layers of Salesforce’s architecture — Data 360, Customer 360, Agentforce, and SIForce. These are possibilities, and no decisions have been made yet, but we're excited about an accelerated and expanded future for our product vision delivered to a rapidly scaling global Braze community.

We expect the transaction to close in Braze’s and Salesforce’s fiscal year 2028 (beginning February 1, 2027), subject to customary closing conditions, including approval of Braze shareholders and receipt of required regulatory approvals. Until then, Braze and Salesforce are separate, independent companies, and nothing changes in how we deliver for our customers.

Thank you for your continued support.

Sincerely,

[NAME]

The following email was sent by the Company to the Company’s field team on October 20, 2026:

Subject: Customer Communications Guidance

Team,

We know you may receive questions from customers about our transaction with Salesforce and what this news means for them. The below communications guidelines and top FAQs are intended to help guide you in these conversations.

Communications guidelines

Use only approved messaging. Until the transaction closes, there are strict legal limits on what we can say about the agreement. When you talk about the deal, use the messaging legal has approved.

It's business as usual. We're excited about our future with Salesforce, but nothing is changing today. Today's announcement is the first step in a longer process to complete the transaction, which we expect to close in Braze’s and Salesforce’s fiscal year 2028 (beginning February 1, 2027). Keep selling and keep sourcing, advancing your pipeline and processing renewals exactly as you do today. We will honor existing customer contracts, and there is no pause on new business.

Until closing, Braze and Salesforce remain separate companies. This means Braze and Salesforce are independent competitors and must act that way. Keep competing hard and independently. Do not collaborate with anyone at Salesforce on deals. If anyone at Salesforce contacts you to discuss a deal, please do not engage and contact Braze Legal immediately.

Don't speculate. You'll get questions we can't answer yet. Don't guess or share opinions. It's fine to say we don't have every answer yet. In those moments, use this response:

"Thank you for your question. This news was just announced, so we don’t have all the answers today, but we’re committed to providing updates as we have additional information to share."

Q&A

FOR INTERNAL USE ONLY; NOT FOR DISTRIBUTION

1.	What does this combination mean for customers?

•	Braze is still Braze. There are no changes to how we work with our customers and partners.

•	Following the close of the transaction, Braze will continue building as Braze and investing in the community of creative and ambitious customers and partners who built this company with us.

•	Our real-time engagement and AI decisioning capabilities are expected to complement all four layers of Salesforce’s architecture — Data 360, Customer 360, Agentforce, and SIForce.

•	Salesforce and Braze share a commitment to an open, composable approach that gives customers flexibility across the data, tools, and partners they rely on.

•	We’re laser focused on continuing to deliver for you and will keep you updated as we move through this process.

2.	What additional benefits can customers expect from Braze becoming a part of Salesforce?

•	We believe joining forces with Salesforce will be a win for our customers.

•	Salesforce was a pioneer of software as a service, and it has a long and established track record successful M&A integrations that have benefited customers.

•	Following close, our real-time engagement and AI decisioning capabilities are expected to complement all four layers of Salesforce’s architecture — Data 360, Customer 360, Agentforce, and SIForce.

•	With Salesforce's resources, we'll push BrazeAI further and take bigger swings on the problems you bring to us.

3.	Will your products continue to be supported? Is this going to decrease the quality of service I receive?

•	There are no changes to how we work with our customers. You continue to be our number one priority. Braze will continue building as Braze.

4.	I currently do business with both companies, how are you going to service both contracts?

•	Until the transaction is completed, which we are expecting in Braze’s and Salesforce’s fiscal year 2028 (beginning February 1, 2027), Braze and Salesforce will continue to be separate, independent companies.

•	There are no changes to how we serve you today. Your existing contract, the account team that supports you and the reliability of Braze’s platform continue.

•	Your account team is with you at every step of this process. It's business as usual, especially in how we serve you, and we'll keep do what we can to keep you informed as we move toward close.

5.	How will my data be protected between now and close?

•	Braze and Salesforce remain separate companies until close. After closing, Braze will continue to process your data in accordance with your agreement, your data processing terms and applicable law, and will give any notice your agreement requires.

6.	We use a CRM or data platform from another vendor. Will Braze keep working with our technology stack?

•	Yes. Nothing changes today. Braze continues to support its integrations and technology partners. No decisions about the period after closing have been made, and we’re not in a position to speak to them.

7.	Will our pricing change at renewal?

•	There are no changes to existing contracts. Renewals continue through our normal process.

8.	Does this change Braze’s security program or certifications?

•	No. Braze’s security program, certifications and hosting are unchanged as a result of this announcement.

9.	Will my contact at Braze change?

•	No, your contact at Braze will remain the same.

•	There are no changes to how we serve you today. Your existing contract, the account team that supports you and the reliability of Braze’s platform continue.

•	We are focused on making this process seamless for you and will keep you informed of any information you need to know.

•	We are proud of all that we have built together and look forward to continuing to serve you in this next chapter.

10.	Where can I find additional information?

•	Please reach out to your usual Braze contact if you have additional questions.

Forward-Looking Statements

This communication contains forward-looking statements, including, but not limited to, statements related to the proposed acquisition of Braze, Inc. (the “Company”) by Salesforce, Inc. (“Parent”). Words such as “expects,” “anticipates,” “aims,” “projects,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “assumes,” “may,” “should,” “could,” “would,” “foresees,” “forecasts,” “predicts,” “targets,” “will”, “commitments,” variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based upon Parent’s and the Company’s current plans, assumptions, beliefs, and expectations. Forward-looking statements are subject to the occurrence of many events outside of Parent’s and the Company’s control. Actual results and the timing of events may differ materially from those contemplated by such forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties.

These risks and uncertainties include, among other things, statements regarding the expected benefits to Parent, the Company and their respective customers from completing the transaction, plans for future investment and capital allocation, the expected financial performance of Parent following the expected completion of the transaction, and the expected completion of the transaction. Statements regarding future events are based on the parties’ current expectations, estimates and projections and are necessarily subject to associated risks related to, among other things, (i) the completion of the proposed transaction on the anticipated terms and timing, or at all, including the parties’ ability to obtain regulatory approvals and the requisite vote by the Company shareholders and satisfy other conditions to the completion of the transaction, (ii) the effect of the announcement or pendency of the proposed transaction on the Company’s business, operating results, ability to retain and hire key personnel, and relationships with customers, suppliers, competitors and others, (iii) risks that the proposed transaction may disrupt the Company’s current plans and business operations or divert management’s attention from ongoing business operations, (iv) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (v) the risk that the Merger Agreement may be terminated in circumstances requiring Parent or the Company to pay a termination fee, (vi) the risk and outcome of any legal or regulatory proceedings related to the transaction, (vii) the potential effects on the accounting of the proposed transaction, (viii) legislative, regulatory and economic developments, (ix) general economic conditions, (x) restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions, (xi) the retention of key personnel, (xii) the ability of Parent to successfully integrate the Company’s market opportunities, technology, personnel and operations and to achieve expected benefits, including the possibility that the expected benefits from the transaction will not be realized or will not be realized within the expected time period, (xiii) the possibility that competing offers may be made, (xiv) negative effects of the announcement or the consummation of the proposed acquisition on the market price of Parent’s common stock and/or operating results, (xv) significant transaction costs and expenses, and (xvi) unknown liabilities.

For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Parent’s and the Company’s respective periodic reports and other filings with the SEC, including the risk factors identified in Parent’s and the Company’s most recent Annual Reports on Form 10-K, available at www.sec.gov. The forward-looking statements included in this communication are made only as of the date hereof. Forward-looking statements should be considered in light of these risks and uncertainties. Investors and others are cautioned not to place undue reliance on forward-looking statements. Neither Parent nor the Company undertakes any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Additional Information and Where to Find It

This communication is being made in respect of a proposed transaction involving Parent and the Company. In connection with the proposed transaction, the Company intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. The information in the preliminary proxy statement will not be complete and may be changed. The Company will deliver the definitive proxy statement to its shareholders as required by applicable law. This communication does not constitute a solicitation of any vote or approval and is not a substitute for any proxy statement or any other document that may be filed with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. Copies of documents filed with the SEC by the Company (when they become available) may also be obtained free of charge from the Company’s investor relations website at investors.braze.com.

Participants in the Solicitation

The Company and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the Company’s directors and executive officers is available in the Company’s proxy statement for the 2026 annual meeting of stockholders, which was filed with the SEC on May 18, 2026  (the “2026 Annual Meeting Proxy Statement”, which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001676238/000114036126021908/ny20068382x2_def14a.htm), and in other documents filed by the Company with the SEC. Please refer to the sections captioned “Information Regarding Director Nominees and Current Directors,” “Information Regarding the Board of Directors and Corporate Governance,” “Executive Officers,” “Compensation Discussion and Analysis,” “Pay Versus Performance,” “Non-Employee Director Compensation” and “Security Ownership of Certain Beneficial Owners and Management” in the 2026 Annual Meeting Proxy Statement. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement relating to the proposed transaction and other relevant materials to be filed with the SEC in connection with the proposed transaction when they become available. Free copies of the proxy statement relating to the proposed transaction and such other materials may be obtained as described in the preceding paragraph.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.